Exhibit 99.3

Q3 2013 Earnings Prepared Comments
Jon Puckett, Celanese Corporation, Vice President, Investor Relations
Welcome to the Celanese Corporation third quarter 2013 financial results recording. The date of this recording is October 18, 2013. Please note that no portion of this presentation may be rebroadcast or reproduced in any form without the prior written consent of Celanese.
My name is Jon Puckett, Vice President of Investor Relations at Celanese. Today you will be hearing from Mark Rohr, Chairman and Chief Executive Officer, and Steven Sterin, Senior Vice President and Chief Financial Officer.
The Celanese Corporation third quarter 2013 earnings release was distributed via business wire this afternoon and posted on our website, www.celanese.com, in the Investor Relations section. The slides referenced during this recording are also posted on our website. Both items are being furnished to the SEC in a Current Report on Form 8-K. As a reminder, some of the matters discussed today and included in our presentations may include forward-looking statements concerning, for example, Celanese Corporation's future objectives and results. Please note the cautionary language contained in the posted slides. Also, some of the matters discussed and presented include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our website, www.celanese.com, in the Investor Relations section, as applicable.
Mark Rohr will provide some recent highlights, review our consolidated third quarter results and provide our initial outlook for 2014. Steven will then comment on cash flow, net debt, shareholder returns and tax rate. I'd now like to turn the call over to Mark.

Mark Rohr, Celanese Corporation, Chairman of the Board of Directors and Chief Executive Officer
Thanks, Jon, and welcome to everyone listening in today.
Before we get into our results let me talk about a couple of recent highlights.
During the quarter, we signed an MOU with PetroChina to develop synthetic fuel ethanol opportunities. PetroChina is the largest oil and gas producer and distributor in China and our agreement to collaborate on fuel ethanol opportunities is a significant milestone for Celanese. This MOU is an essential step in the process and I want to congratulate our team that really worked hard to get us to this point. We are confident the advantages of ethanol produced from TCX® technology will contribute to improved fuel and air quality in China and we look forward to making further progress with PetroChina in the months ahead.
I also want to highlight several innovative new platforms that we are featuring at K Fair 2013. K Fair is a premier global trade fair for the plastics industry that is held every three years in Germany. This event provides Celanese with a forum to showcase some of our most interesting new, proprietary technology platforms. It is also a great venue for us to collaborate on these platforms with existing and potential customers. One platform we introduced at the event is a next generation, breakthrough GUR® that enables a step change in both material performance and processing efficiencies. This new GUR® enhances performance of separators used in lithium-ion batteries, improving membrane puncture strength and providing greater design freedom for our customers. This platform also has higher abrasion resistance which extends the life of the machined parts without sacrificing impact strength. We are excited about this next generation platform and the opportunity it provides Celanese to broaden customer relationships. Later in my comments I will highlight a few other products we are featuring at K Fair and that demonstrate unique Celanese solutions that combine expertise in material science, chemistry and engineering.
Now, let me cover our consolidated third quarter results and share some highlights for each reporting segment. We generated adjusted earnings of $1.20 per share as a result of the excellent work our teams are doing around the world, focusing on Celanese-specific initiatives and delivering value-added applications to our customers. Our earnings this quarter demonstrate the success we are having with these initiatives, despite the global economic and political environment.
Third quarter segment income margin was 17.1 percent, a 110 basis point improvement sequentially driven primarily by what our teams were able to achieve. We ran our plants well in the third quarter with less turnaround activity in Acetyls. We improved margins in Industrial Specialties driven by higher volumes in EVA polymers and record results in emulsion polymers as we continue to grow in Asia. In Consumer Specialties we continued to run our cellulose derivatives plants well, delivering high quality, specified product to our customers. And in AEM, we offset a significant portion of the impact of a turnaround at our Middle East affiliate by continuing to penetrate the auto market and delivering unique applications that create value for our customers. We also did an excellent job controlling our costs across the entire company and I want to salute the teams that were responsible for delivering these great results.
On a GAAP basis, diluted EPS from continuing operations came in at $1.07 for the third quarter compared to $0.83 in the second quarter of the year.
Our ability to grind out earnings allowed us to generate another quarter of healthy cash flows. Operating cash flow was $232 million and adjusted free cash flow was $117 million and we put this cash to work for our shareholders. During the quarter, we doubled our dividend and deployed $96 million of cash to purchase about 2 million shares of Celanese stock. Even with these actions, we continue to be well positioned to pursue our growth initiatives and our balanced capital deployment strategy.
Now for the segments - [Advanced] Engineered Materials continued to demonstrate strong performance despite typical seasonality in auto builds and turnaround activity in the quarter. Third quarter segment income in [Advanced] Engineered Materials was $81 million with segment income margin of 23.4 percent, a 100 basis points sequential decline. The margin decline was primarily due to $15 million of turnaround costs at our Middle East affiliate. Excluding the affiliates, our base engineered materials business increased sequentially operating profit by $9 million and operating profit margin by 280 basis points due to our continued success in penetrating autos. In fact, while sequential auto builds were 13 percent lower in Europe and 9 percent lower in the US, our volumes were down only 2 percent this quarter. We also improved the mix of the business with high value applications in the medical space. Focused strategic initiatives around spending and lower costs raw materials, like ethylene and polypropylene, also drove incremental profit this quarter.
In Consumer Specialties, third quarter segment income was $108 million, consistent with the second quarter on sequentially flat volumes and pricing. Segment income margin increased slightly to 34.8 percent, or 10 basis points higher than the second quarter, primarily due to Celanese-specific productivity efforts. Raw material costs were also consistent on a sequential basis. We continue to invest in the operational reliability of our plants, including converting coal boilers at our plant in Narrows, Virginia to natural gas boilers. Our teams in this business continued to focus on reliably supplying our customers with high quality specified products that meet their strict requirements and enhance the end-users' experience.

Our commercialization efforts of QorusTM, our innovative sweetener platform, now have more than 50 customer trials underway.
In Industrial Specialties, third quarter segment income was $25 million, up 31.6 percent from the second quarter. Segment income margin increased to 8.4 percent, a 200 basis point improvement. Volumes increased 3 percent primarily due to higher volumes in EVA polymers in North America and Asia. Celanese productivity efforts also drove incremental profit this quarter. Pricing decreased 3 percent primarily due to lower raw material costs.
In Acetyl Intermediates, third quarter segment income was $72 million, up 9.1 percent from the second quarter. Segment income margin was 9.1 percent, a 90 basis point improvement, as we did not have the same level of turnaround activity or the critical raw material supplier issue in the third quarter that we had in the second quarter. Volumes were 1 percent lower sequentially mainly reflecting continued weak global demand for downstream acetyl derivative products partially offset by the initial industrial ethanol volumes and slightly higher acetic acid volumes. Pricing was down 1 percent reflecting lower raw material costs, primarily ethylene.
Stepping back from the details, I am really proud of what our teams accomplished this quarter by focusing on where we can create value for our customers and for Celanese. For example, we've leveraged our transportation industry knowledge in fuel systems to develop fuel tanks for small off-road engines out of POM that outperform the current nylon based fuel tanks in dimensional stability and durability. We continued to deliver on Celanese-specific initiatives, like our cellulose derivatives footprint rationalization and expansion of our cellulose derivatives venture in Nantong, which are delivering earnings growth in-line with what we had anticipated. Even with our strong results year-to-date we have a lot of hard work ahead of us to achieve our earnings growth objectives. Our global sales and technology teams must continue to work with our customers to anticipate needs and deliver unique, value-added applications.
Before I wrap up, I wanted to give you our early read on 2014. To achieve our long-term growth objective we need to grow segment income by about $100 million year-over-year. Like this year, we are approaching 2014 focused on Celanese-specific initiatives that will drive our growth in areas that we control like improving plant operations, creating upstream and downstream efficiencies and translating innovation into earnings.
Now let me provide some high-level examples of each and how much we expect each of these three areas to contribute in 2014 earnings growth. Improving plant operations includes considering strategic alternatives on non-integrated production sites, improving our plant operational reliability, and increasing productivity. We have a strong heritage in this area and expect improved plant operations will contribute approximately $45 million to earnings growth in 2014.
Now let me cover upstream and downstream efficiencies. Upstream efficiencies focuses on identifying opportunities to reduce the cost of our raw material inputs through the use of alternative materials and process changes to use them, or more efficient sourcing. Downstream efficiencies is related to how we distribute our products and materials once we have produced them. We have some unique opportunities across different businesses but due to their competitive sensitivity I would prefer to elaborate on these items once we have implemented them. We expect this category to contribute about $25 million to earnings growth in 2014.
The last thing I'll mention is translating innovation into earnings which includes things like taking existing specialty materials to new customers and new solutions to existing customers. This is what we call N+1 opportunities. Let me give you an example where we expect to see translation in 2014. Our material scientists recently developed a new platform technology in PPS, called Fortron ICE® PPS, that will help our customers reduce cycle times, scrap rates and overall production costs because of its unique characteristics. As a result, our customers can effectively increase production capacity without spending capital. We are really excited about the opportunities this new platforms will bring to our customers and to Celanese. We expect this platform and other similar applications will contribute in 2014 and help us achieve our objective of about $30 million of incremental earnings from translation.
As you can see, 2014 will be another year where we will have to grind out earnings growth through our own actions. With the momentum we have built during 2013 and our focused growth programs for next year, we are optimistic we can accomplish this and grow our business in-line with our long-term goals.
With that, I'll now turn it over to Steven Sterin.
Steven Sterin, Celanese Corporation, Senior Vice President and Chief Financial Officer
Thanks, Mark.
Similar to last quarter's earnings call, the majority of our commentary today has been on the sequential trends and how we are driving the business from quarter to quarter rather than what happened last year. This is how we run the company and we feel it is the most relevant comparison. But since we know some of you look at year-over-year comps, I wanted to briefly provide a summary bridge from Q3 of 2012 to Q3 of this year. Last year, adjusted earnings per share was $0.99 and did not include the quarterly dividend from our cellulose derivatives ventures. Recall that beginning this year we started receiving quarterly dividends rather than annual dividends from these ventures. In the third quarter of 2013 this dividend was approximately $21 million. Partially offsetting the dividend was the $15 million impact of a planned turnaround in our Middle Eastern affiliate. Our ability to grow earnings year-over-year demonstrates our ability to run our plants reliably, drive innovation programs that contribute to the bottom line and control our costs. We've generated a lot of positive momentum in the business this year from our own actions. Nothing was given to us from the global economy and our performance this year gives us confidence that we can drive earnings growth in 2014 based on the Celanese-specific items Mark mentioned earlier.
Now let's cover cash flow, net debt, shareholder returns and our tax rate. I am really pleased with another quarter of great cash flow generation despite the weak global economic environment. Third quarter cash flow results were excellent with $232 million of operating cash flow primarily driven by our strong earnings performance. Capital expenditures and investments in other productive assets was $115 million in the quarter as we continue to invest in opportunities to reduce future operating costs, improve plant reliability, and environmental and health and safety initiatives.
Adjusted free cash flow was $117 million and we deployed a significant portion of this cash during the quarter through our balanced capital deployment strategy. In Q3 we doubled our dividend from $0.36 to $0.72 per share of common stock on an annual basis. This increase, combined with the 20 percent dividend increase in Q2 of this year, brings our dividend yield more in line with our peers. We also spent $96 million on share repurchases, buying back around 2 million shares at an average price of $48.74. As of September 30 we have remaining share repurchase authorization of about $290 million. We will continue to be opportunistic with share repurchases, especially at current multiples. As part of our continued effort to reduce corporate costs, we successfully completed the repricing of our $970 million term loan facility at a 75 basis point lower interest rate than prior to the repricing.
Even with the cash deployment actions we took we ended the quarter with $1.1 billion of cash on the balance sheet, consistent with last quarter. Net debt was below $2 billion at September 30, which is one of the lowest quarterly levels since our first reporting as a public company in 2005.
We are in a good position to continue to be productive with our balance sheet as we execute our balanced capital deployment strategy. I anticipate we will use cash flow to reduce our debt as we approach the maturity of our $970 million term loan in the next 3 years and continue to move towards investment grade. We will continue to increase the dividend over time and repurchase shares opportunistically. We will also continue to work our acquisition pipeline, prioritizing on smaller, bolt-on acquisitions that are technology focused and would help broaden our application polymer capabilities.

Let me highlight one thing to consider for cash flow in 2014. While we continue to expect average annual capex to be approximately $400 million, 2014 will likely be in the $400-500 million range with the construction of our Clear Lake methanol joint venture and conversion of our coal to gas boilers at our cellulose derivatives plant in Narrows, Virginia.
Let me spend a moment on taxes. The effective US GAAP tax rate for Q3 this year was 25 percent for the quarter versus 31 percent in the prior year. The rate in the third quarter of 2013 was favorably impacted by income tax refunds received in one of our jurisdictions. The tax rate for adjusted EPS in Q3 2013 was 19 percent and same as the prior quarter. We expect that our adjusted tax rate for the remainder of 2013 will be around 19%, consistent with the rate for first nine months of the year. Net cash taxes paid in the third quarter of 2013 were $8 million compared with $30 million in the second quarter primarily due to the timing of tax refunds received.
This concludes our prepared remarks and we look forward to discussing our results with you on our earnings call Monday morning. Thank you.

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